Exhibit 99 to Form 4 filed on behalf of
Johan Van Walsem for Transaction Date 12/7/07

PRICE	QUANTITY

$21.04 	300
$21.05 	100
$21.09 	100
$21.10 	300
$21.12 	100
$21.13 	100
21.33	200
$21.36 	800
$21.34 	500
$21.35 	300
$21.37 	100
$21.38 	100
$21.40 	130
$21.41 	500
$21.42 	370
$21.40 	1,000
$21.45 	200
$21.48 	800
$21.40 	612
$21.41 	388